Exhibit 10.1

500 Spruce Tree Centre
1600 University Avenue West
Saint Paul, Minnesota 55104-3828

651.603.7700
651.305.6402 fax
www.imagesensing.com

Confidential

October 21, 2010

Mr. Daniel W. Skites
#### ####### ###
######, ## #####

Dear Dan:

On behalf of Image Sensing Systems, Inc. (ISS), I am pleased to confirm our employment offer to you as Vice President of Sales reporting to the Chief Executive Officer. Listed below are the items related to your employment:

Start Date:	No later than November 16, 2010

Annual Base Salary:	$172,000

Signing Bonus:	$22,500. The bonus must be repaid to ISS if you voluntarily leave our employment within 90 days of your start date.

Bonus Program 2010:	Non-recoverable draw at a rate of $200/calendar day from start date

Bonus Program 2011:	See Exhibit A

Stock options:	You will be recommended to the board of directors to receive an option grant of 15,000 shares

Annual Vacation:	22 days paid time off in lieu of standard ISS vacation and sick time

Severance:	Upon a change in control of ISS, if your employment is involuntarily terminated within 18 months of the change in control, you will receive a lump sum payment equal to one year’s annual base salary

Other Benefits:

As a full-time employee, you will be eligible to participate in selected benefits as defined on the Benefits Summary document you receive separately. Your health and dental coverage will be effective the first day of the month following thirty (30) days of employment.

Skites page 2 of 2

The U.S. Immigration Reform and Control Act requires employers to verify employment eligibility for all new hires. You will be asked to provide documentation of your identity and of your authorization to work in the United States within three (3) days of your start date. Your employment may be contingent on successful reference and background checks.

It is important to note that neither this document, nor any other written or verbal communication, should be construed as creating a contract for employment or a warranty of benefits for any particular period of time, nor does it change the “at will” employment relations between Image Sensing Systems, Inc. and any of its employees. This means that employees have the right to terminate the employment relationship with Image Sensing Systems, Inc. at any time, with or without notice, for any reason. Image Sensing Systems, Inc. has the same right to terminate the employment relationship at any time, with or without notice, for any reason not prohibited by law.

This offer is contingent upon your execution of our standard proprietary information and inventions agreement which has been provided to you.

We are excited to have you join the team at Image Sensing Systems, Inc. If you are in agreement with this letter, please sign and date below and return to the undersigned as soon as possible. If you have any questions at any time, please feel free to contact me at 651-603-7700.

Gregory R. Smith	Applicant’s Signature Date
Chief Financial Officer

Attachment – Exhibit A